UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Page
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2010 ANNUAL MEETING	1

CORPORATE GOVERNANCE	5
Corporate Governance Guidelines	5
Code of Conduct	5
Director Independence	5
Board and Committee Membership	5
Board Leadership Structure	6
Audit Committee	7
Compensation Committee	7
Governance Committee	8
Finance and Investment Committee	9
Compensation Committee Interlocks and Insider Participation	9
Risk Management Oversight	9
Transactions with Related Persons	10
Policy Regarding Transactions with Related Persons	10
Transactions with Related Persons	11
Shareholder Proposals	12
Shareholder and Interested Party Communications	13

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Management and Directors	15
Section 16(a) Beneficial Ownership Reporting Compliance	16

PROPOSALS REQUIRING YOUR VOTE	17
Item 1- Election of Directors	17
Board Nominees	17
Item 2 - Approval under Internal Revenue Code Section 162(m) of the Material Terms of Performance-based Awards under the Virtus Omnibus Incentive and Equity Plan	21
Item 3 - Ratification of the Appointment of Independent Registered Public Accounting Firm	28
Fees Paid to Independent Registered Public Accounting Firm	28
Audit Committee Pre-Approval Policies and Procedures	28
Report of the Audit Committee	30

EXECUTIVE OFFICERS	31
Executive Officers	31

EXECUTIVE COMPENSATION	33
Compensation Discussion and Analysis	33
Report of the Compensation Committee	42
Summary Compensation Table	43
Grants of Plan-Based Awards in Fiscal Year 2009	45
Outstanding Equity Awards at 2009 Fiscal Year-End	46
Option Exercises and Stock Vested for Fiscal Year 2009	47
Non-Qualified Deferred Compensation in Fiscal Year 2009	47
Termination Payments and Change-in-Control Arrangement	49

DIRECTOR COMPENSATION	55
Director Compensation Table	56

OTHER MATTERS	56

ADDITIONAL INFORMATION	56

100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EST, May 20, 2010 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on April 7, 2010.

Items of Business:

1.	To elect three Class II directors nominated by our Board of Directors and named in the Proxy Statement, by the holders of our Common Stock, each to hold office for a three-year term expiring at the 2013 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To approve, under Internal Revenue Code Section 162(m), the material terms of performance-based awards under the Virtus Omnibus Incentive and Equity Plan (the “Omnibus Plan”);

3.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To consider and transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2010 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and 2009 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.proxyvoting.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

KEVIN J. CARR

SECRETARY

APRIL 6, 2010

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2010 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) and at any adjournment or postponement thereof, to be held May 20, 2010 at 10:30 AM EST at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions, together with our 2009 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 7, 2010.

Shareholders are invited to attend the 2010 Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 7, 2010, a Notice of Internet Availability of Proxy Materials is being mailed to our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our Common Stock, par value $0.01 per share (the “Common Stock”), and our Series B Voting Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at the close of business on March 22, 2010 (the “Record Date”) are entitled to vote at the 2010 Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 5,844,127 shares of our Common Stock and 45,000 shares of our Series B Preferred Stock outstanding.

At the 2010 Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

Election of directors by holders of record of our Common Stock

One of the matters to be considered at the meeting by the holders of our Common Stock is the election of the three directors nominated and approved by our Board for the three Class II director seats, each to hold office for a three-year term expiring at the 2013 annual meeting of shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Only the holders of Common Stock will have the right to vote for the election of these three directors. A plurality of the affirmative votes by the holders of Common Stock present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held. Abstentions and broker non-votes will have no effect on the director election since only votes “FOR” a nominee will be counted.

Approval under Internal Revenue Code Section 162(m) (“IRC Section 162(m)”) of the material terms of performance-based awards under the Omnibus Plan and Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

The holders of our Common Stock and our Series B Preferred Stock will vote together on (i) the approval under IRC Section 162(m) of the material terms of performance-based awards under the Omnibus Plan and (ii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. On each of these matters, each share of our Common Stock is entitled to one vote and each share of our Series B Preferred Stock is entitled to 38.3139 votes, which is the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock was convertible at the time of the Record Date. Accordingly, the holder of our Series B Preferred Stock is entitled to 1,724,126 votes in the aggregate, or approximately 23% of all votes eligible to be cast at the 2010 Annual Meeting. Approval under IRC Section 162(m) of the material terms of performance-based awards under the Omnibus Plan and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the approval under IRC Section 162(m) of the material terms of performance-based awards under the Omnibus Plan; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

How many votes are required to conduct the 2010 Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting (based on the number of votes that are eligible to be cast on any matter at the meeting) will constitute a quorum for the transaction of business at the 2010 Annual Meeting. Where a separate vote by a class or series is required for any matter, the presence in person or by proxy of the holders of record of one-third of the shares of such class or series (based on the number of votes that are eligible to be cast on any matter at the meeting) shall constitute a quorum entitled to take action for the vote on such matter. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How are votes counted?

A representative from BNY Mellon Shareowner Services, the Company’s transfer agent, will serve as the inspector of elections for the 2010 Annual Meeting and will tabulate the Common Stock votes for each proposal. A Company officer will serve as the inspector of elections for the Series B Preferred Stock votes at the 2010 Annual Meeting.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the 2010 Annual Meeting. Even if you plan to attend the 2010 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.proxyvoting.com/vrts;

•	by telephone, toll free at 1-866-540-5760; or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability).

The deadline for voting by Internet or telephone is 11:59 PM, Eastern Time, on Wednesday, May 19, 2010. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote by no later than 11:59 PM, Eastern Time, on Monday, May 17, 2010.

Registered holders may vote in person at the 2010 Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

Can I change or revoke my vote?

Yes. You may change or revoke your proxy at any time before it is voted. If you are a shareholder of record, you may change your vote after submitting your proxy, whether submitted by mail, the Internet or telephone, by submitting another proxy with a later date as long as it is received prior to the time the earlier dated proxy is exercised or by attending the 2010 Annual Meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy card to act as your proxy holder and vote your shares at the 2010 Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that come before the 2010 Annual Meeting to be voted on.

If you are a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plans, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plans. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other registered holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner. A broker non-vote is not considered a share entitled to vote, and will have no effect for purposes of determining the approval of the proposals to be acted upon.

Due to recent changes under New York Stock Exchange (“NYSE”) rules, this year the election of directors (Item 1 in this Proxy Statement) will be treated as a “non-routine” proposal. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors unless you expressly provide voting instructions to that firm by voting your proxy.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization by voting your proxy.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter.

Who may attend the meeting?

All shareholders of record as of the Record Date may attend the 2010 Annual Meeting. To gain admission, you will need valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. To obtain directions to attend the 2010 Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2 or mail at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of any solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance over our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and directors, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer on our website. You may request a printed copy of the Code of Conduct by writing to the Corporate Secretary at either of the addresses listed under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted guidelines, which are available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In January 2010, the Board reviewed director independence and determined that each of Dr. Cabrera, Ms. Coffey and Messrs. Baio, Holt, Swan and Treanor meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Finance and Investment Committees is independent under NASDAQ standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Finance and Investment Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Finance and Investment
George R. Aylward
James R. Baio	Chair	Member
Susan Fleming Cabrera			Chair	Member
Diane M. Coffey		Chair	Member
Timothy A. Holt	Member			Chair
Ross F. Kappele
Hugh M.S. McKee
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

During 2009, the Board held nine meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. Each director serving on our Board during 2009 attended our 2009 Annual Meeting and attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member.

The Board has established written charters for each of the Audit, Compensation, Governance and Finance and Investment Committees, which set forth the responsibilities, authority and specific duties of each such committee. The charters for each of the committees of our Board are available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards and our categorical independence standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and CEO to be separate.

Beginning with our spin-off from our former parent, The Phoenix Companies, Inc. (“PNX”), we believed that it would be advisable for one of our independent directors to serve as Chairman of the Board of Directors, and the Board elected Mark C. Treanor as Chairman. We believe that as a new public company, with a Board of Directors assembled to provide a broad array of experience, expertise and perspective, it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer and also a director, lead our Company and its management as chief executive officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board of Directors and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board of Directors functions and how our Board structure functions, to ensure that the Board continues to provide an optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board of Directors, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt and Swan. The Board determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2009, the Audit Committee held fifteen meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent auditor, including review of the independent auditor’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance and ethics programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. During 2009, the Compensation Committee held eight meetings. The primary purposes of the Compensation Committee are to assist the Board in fulfilling its responsibility to: (i) achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

Compensation Committee Process

In connection with the goal of establishing a compensation policy that supports the achievement of the long-term business and financial objectives of the Company, the Compensation Committee, with the assistance of management, reviews certain third-party survey-data and other information related to officer compensation practices in the asset management industry that was prepared by McLagan, a consulting firm for the financial services industry. Our Compensation Committee did not engage a compensation consultant in connection with 2009 compensation matters, although it has sole authority to retain and terminate one or more compensation consultants to assist it in the evaluation of director and executive compensation.

Management plays a significant role in certain aspects of the compensation-setting process, including: preparing information for each Compensation Committee meeting, evaluating executive performance, recommending performance objectives and targets for our annual and long-term compensation programs, and recommending appropriate compensation for the executive officers. Representatives of management are present at the Compensation Committee meetings to provide recommendations on our compensation program structure for the executives and to provide information regarding the company’s compensation structure. Our Chief Executive Officer does not participate in the Compensation Committee’s deliberations regarding his own compensation.

The Compensation Committee reviews and approves any changes to executive base salary and incentive compensation for our executive officers. The Committee reviews incentive compensation awards against the pre-established performance goals and objectives for our Chief Executive Officer and recommends them to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Committee also reviews and approves the granting of stock options and other equity-based compensation to any of our executive officers, including our Chief Executive Officer.

Assessment of Compensation and Compensation Incentive Risk

We believe that the performance goals and incentive plan structures established in 2009 under our annual incentive plan and long-term incentive plan would not contribute to excessive risk by our senior executives or by our employees generally. The approved goals under our annual and longer-term incentive plans (and similar programs established for our other employees, including those of our affiliated business organizations) are consistent with our financial plans and strategies. Our annual and longer-term incentive plans are discussed and reviewed with our Board, which monitors our financial and operational performance throughout the year. In addition, incentive awards are generally made based on a review of achievement against both financial and non-financial metrics, which we believe lessens the risk associated with relying on any single financial metric. Further, significant business decisions and our ongoing financial and operating results, upon which our incentive performance goals and awards are based, are reviewed and discussed with our Board throughout the year. We believe these factors encourage our executives to manage in a prudent manner, with an emphasis on building sustainable value.

Governance Committee

The Governance Committee currently consists of Dr. Cabrera (Chair), Ms. Coffey and Mr. Treanor. During 2009, the Governance Committee held five meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company and the Company’s relationships with the community at large; (ii) to identify individuals qualified to become Board members and to recommend that the Board select director nominees for the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company; and (iv) to assist management with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors (subject to the rights of the holder of all of our shares of Series B Preferred Stock to nominate one director to the Board and to elect another director by separate vote). It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders should submit their recommendations as outlined under the heading “Shareholder and Interested Party Communications.” If a vacancy on our Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant.

Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

Under the Board’s Guidelines for Recruitment of Directors, diversity is among the factors that the Governance Committee and the Board consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole will seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity, best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. The Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective.

In terms of Board diversity, when recruiting and assessing potential director candidates the Governance Committee and the Board will consider, among other factors, (1) the diversity of professional experience and (2) personal diversity of candidates for director. With respect to diversity of professional experience, the Governance Committee and the Board will seek candidates having a variety of professional backgrounds, and in terms of personal diversity, the Governance Committee and Board will seek candidates who will increase the diversity of the Board in all respects and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole reviews the overall functioning of the Board including diversity of experience, expertise and perspective.

Finance and Investment Committee

The Finance and Investment Committee currently consists of Messrs. Holt (Chair) and Swan and Dr. Cabrera. During 2009, the Finance and Investment Committee held six meetings. The primary purposes of the Finance and Investment Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s policies, practices, and procedures relating to risks and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Compensation Committee Interlocks and Insider Participation

None of the directors serving on the Compensation Committee were at any time during 2009, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board of Directors.

Risk Management Oversight

The Finance and Investment Committee of our Board of Directors is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Finance and

Investment Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices, and procedures regarding risk assessment and risk management. The Finance and Investment Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Finance and Investment Committee also receives and reviews reports on selected risk topics as the Committee or management deem appropriate.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit and disclosure control matters, and reviews and discusses with management our internal audit, our outside independent auditor and legal counsel, financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

The Finance and Investment Committee, the Audit Committee and management each regularly report to the full Board of Directors on these risk management matters.

Although the Finance and Investment Committee, the Audit Committee, and the Board of Directors oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters.

While not expressly part of our risk management processes, both our Board of Directors and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based.

We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board of Directors and our Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on and consideration of our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC, which may be proposed after the adoption date of the policy. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including to the extent applicable, the related person’s relationship to the Company, their interest in the transaction, and the material facts and terms of the transaction. No related person is to participate in the review of a transaction in which he or she may have an interest.

The transactions described below were entered into prior to our spin-off from our former parent and before Harris Bankcorp, Inc. became a related person due to its ownership interest in the Company and were not reviewed or approved under our Related Person Transactions Policy.

Transactions with Related Persons

Harris Bankcorp, Inc.

On October 31, 2008 and December 31, 2008, the Company issued a total of 45,000 shares of Series B Preferred Stock for net proceeds of $35.0 million to Harris Bankcorp, Inc., a U.S. subsidiary of the Bank of Montreal, pursuant to an Investment and Contribution Agreement dated October 30, 2008. Harris Bankcorp owns 100% of the outstanding Series B Preferred Stock, which is currently convertible into approximately 23% of the Common Stock of the Company.

Dividends — Under the Certificate of Designations applicable to the Series B Preferred Stock, holders of the Series B Preferred Stock are entitled to receive quarterly dividends, when and if such dividends are declared by the Board, at a rate of 8.0% per annum of the stated value of the Series B Preferred Stock then in effect. The Series B Preferred Stock dividend is senior to dividends on any other class of stock and may be paid in cash or additional shares of Series B Preferred Stock, subject to certain limitations. In addition, Series B Preferred Stockholders are entitled to share in any dividends paid on shares of Common Stock on a pro rata basis. Dividends are cumulative and will continue to accumulate, whether or not declared and paid. In the event that the Company at any time pays the quarterly dividend in additional shares, those shares would generally be entitled to all other rights of the Series B Preferred Stock.

Directors — Pursuant to the Investment and Contribution Agreement, Harris Bankcorp has the right to nominate one director to our Board so long as it beneficially owns at least 10% of our Common Stock (including shares issuable upon conversion of our Series B). Additionally, under the Certificate of Designations applicable to the Series B Preferred Stock, as long as at least 66-2/3% of the Series B Preferred Stock initially sold to Harris Bankcorp is outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to elect an additional director.

Future Equity Financing — Until December 31, 2010, in the event that the Company determines to raise equity to finance its business, and Harris Bankcorp or any affiliate holds the equivalent of at least 10% of our outstanding Common Stock, the Company must offer Harris Bankcorp the initial opportunity to provide the financing up to a principal amount of $25.0 million of newly issued preferred stock, except in certain limited situations. Shares of Series B Preferred Stock issued as a result of additional equity financing would have the same terms as the Series B Preferred Stock, except with respect to the conversion price which would be the lower of either the conversion price of the Series B Preferred Stock or the weighted average price of our Common Stock over the ten trading days immediately prior to transaction. As a result, should the additional financing right be exercised, it could potentially cause the financing to be more expensive than financing the Company might otherwise obtain in the absence of such right. Under certain circumstances, if Harris Bankcorp elected to provide the Company with additional financing pursuant to this provision, it could also become entitled to appoint an additional member to the Company’s Board of Directors, subject to regulatory considerations.

Investor Put Right; Company Call Option — Pursuant to the Investment and Contribution Agreement and subject to certain limitations, any time on or after October 31, 2011, Harris Bankcorp has the right to require the Company to repurchase 9,783 shares of the Series B Preferred Stock for a price equal to the liquidation preference of such shares and, in addition, at any time prior to any exercise of the put right, the Company has the option to repurchase from Harris Bankcorp 9,783 shares of Series B Preferred Stock held by Harris Bankcorp, for a purchase price equal to the liquidation preference of such shares.

Other Terms — Additional information concerning the material terms of the Investment and Contribution Agreement and the rights of the Series B Convertible Preferred Stock, including the conversion, liquidation preference, stock purchase restrictions and redemption rights of such stock, is included in the Company’s 2009 Form 10-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Series B Convertible Preferred Stock.” The Investment and Contribution Agreement and the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and Series B Voting Convertible

Preferred Stock were filed on November 14, 2008 as Exhibit 10.8 and 4.2, respectively, to the Company’s Registration Statement on Form 10, and the above description is subject in all respects to the terms of those documents.

Harris Investment Management, Inc. (“HIM”)

The Company acquired the rights to advise, distribute and administer the Insight Funds from Harris Investment Management, Inc. (“HIM”), a subsidiary of Harris Bankcorp, in May 2006. Additionally, the Company has entered into a strategic partnership agreement with HIM, whereby HIM would be available to the Company as a sub-advisor for funds in the Virtus Mutual Funds family other than the Insight Funds and, in connection with this agreement, HIM has been appointed a sub-advisor to certain funds. Sub-advisory fees, which are netted against investment management fees in the Consolidated Statement of Operations, and distribution and administration fee expenses paid or payable to Harris Bankcorp related to the Insight Funds for the year ended December 31, 2009 and the period from October 31, 2008, the date of the original preferred stock investment, through December 31, 2008 were as follows:

	2009	2008
($ in thousands)
Sub-advisory investment management fees	$5,791	$979
Distribution and administration expenses	$2,997	$270

Total fees and expenses related to Harris Bankcorp	$8,788	$1,249

In addition, for the first four years after becoming the advisor of the Harris Insight mutual funds, the Company has agreed to pay to HIM 50.0% of the net profit earned by the Company on the money market mutual funds acquired from HIM. These payments are accrued throughout the year and paid annually. During the year ended December 31, 2009, the Company paid $1.0 million to Harris Bankcorp pursuant to this agreement.

At December 31, 2009 and December 31, 2008, $1.3 million and $2.1 million, respectively, was payable to HIM and its affiliates related to sub-advisory investment management fees, distribution fees and money market earn-out obligations in accordance with the above agreement.

The Company may, from time to time, enter into additional sub-advisory or similar relationships with HIM or its affiliates.

Prior to his appointment as a director of the Company, Barry M. Cooper, who retired from our Board in January 2010, was from 2003 to January 2009 an executive officer and Chairman of HIM and also had served as a director of HIM Monegy, Inc., a wholly-owned subsidiary of HIM. Mr. Cooper is currently serving as a director of HIM Monegy, Inc. and as Chairman of Harris Investment Management, Inc., Jones Heward Investment Counsel Inc., and Pyrford International Limited (each of which are affiliates of Harris Bankcorp, Inc.).

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2011 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2011 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 8, 2010, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2011 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Hartford office no earlier than January 22, 2011 (75 days prior to April 7, 2011, the first anniversary of the date that we first mailed our proxy materials for this year’s annual meeting) and no later than February 21, 2011 (45 days prior to April 7, 2011). In the event that our 2011 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2011 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board of Directors is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group or with any specific director(s), has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate; or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the Chief Legal Officer and/or Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of March 15, 2010, by such persons known to the Company to own beneficially more than five percent (5%) of any class of the Company’s voting securities.

Name of Beneficial Owner & Address	Common Stock			Series B Voting Convertible Preferred Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
Harris Bankcorp, Inc. 111 W. Monroe Street, Chicago, IL 60603	1,724,228	(1)	22.8%	45,000	(2)	100%

Sonoma Capital, LP Sonoma Capital, LLC Sonoma Capital Management, LLC	755,000	(3)	12.9%	—		—
Jeffrey Thorp IRA, HSBC Bank USA, N.A. as Custodian Jeffrey Thorp 954 Third Avenue, No. 705 New York, NY 10022

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	431,208	(4)	7.4%	—		—

Senvest Master Fund LP Senvest International LLC Rima Management, L.L.C. Richard Mashaal 110 East 55th Street, Suite 1600 New York, NY 10022	376,971	(5)	6.5%	—		—

(1)	Represents (i) 1,724,126 shares of Common Stock issuable to the Bank of Montreal (“BMO”), Harris Financial Corp. (“Harris Financial”), and Harris Bankcorp, Inc. (“Harris Bankcorp,” and collectively with BMO and Harris Financial, the “Harris Group”) upon the conversion of 45,000 shares of Series B Preferred Stock currently held by the Harris Group at a conversion ratio of 38.3139 shares of Common Stock for each share of Series B Preferred Stock, (ii) 2 shares of Common Stock over which BMO had sole investment and voting power, and (iii) 100 shares of Common Stock over which Harris Group has shared investment and voting power and that are held in a bona fide fiduciary capacity in certain trust or investment accounts for the account of third parties.

(2)	Based on a Schedule 13D jointly filed with the SEC on January 12, 2009 by the Harris Group. The filing discloses that as of January 12, 2009, the Harris Group had sole investment and voting power with respect to 45,000 shares of Virtus Series B Preferred Stock and specifies that each share of Series B Preferred Stock was, as of that date, convertible into 38.3139 shares of Common Stock, and the entire 45,000 shares of Series B Preferred Stock beneficially owned by the Harris Group were as of that date, convertible, in the aggregate, into 1,724,126 shares of Common Stock (which is 23% of the outstanding shares of Common Stock). The number of shares issuable upon the conversion of the Series B Preferred Stock may be adjusted from time to time in accordance with certain customary anti-dilution protection provisions and the amount of accumulated and unpaid dividends as set forth in the certificate of designations of the Series B Preferred Stock. BMO also had sole investment and voting power with respect to an additional 2 shares of Common Stock. The Harris Group has shared investment and voting power over 100 shares of Common Stock held in a bona fide fiduciary capacity in certain trust or investment accounts for the account of third parties.

(3)	Based on a Schedule 13G/A jointly filed with the SEC on February 16, 2010 by Sonoma Capital, LP, Sonoma Capital, LLC, Sonoma Capital Management, LLC (“Sonoma Capital Management”), Jeffrey Thorp IRA, HSBC Bank USA, N.A. as Custodian (the “HSBC IRA”), and Jeffrey Thorp. The filing discloses that as of December 31, 2009, Sonoma Capital, LP and Sonoma Capital, LLC (as general partner of Sonoma Capital, LP) and Sonoma Capital Management (as the investment manager of Sonoma Capital, LP) has shared voting and investment power with respect to 377,500 shares of Common Stock; the HSBC IRA has shared voting and investment power with respect to 377,500 shares of Common Stock; and Mr. Thorp (as the managing member of Sonoma Capital, LLC and Sonoma Capital Management and as the controlling person of the HSBC IRA) may be deemed to have shared voting and investment power over the shares of Common Stock held by these entities.

(4)	Based on a Schedule 13G/A filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”). The filing discloses that as of December 31, 2009, BlackRock has sole voting and investment power with respect to 431,208 shares of Common Stock and specifies that all of these shares are owned by BlackRock or subsidiaries of Blackrock, including BlackRock Institutional Trust Company N.A, BlackRock Fund Advisors and BlackRock Investment Management, LLC.

(5)	Based on a Schedule 13D/A jointly filed with the SEC on February 2, 2010 by Senvest Master Fund LP (“Senvest Master Fund”), Senvest International LLC (“Senvest International”), Rima Management, L.L.C., (“Rima”); and Richard Mashaal, who serves as the managing member of Rima. The filing discloses that as of January 29, 2010, Senvest Master Fund has sole voting and investment power with respect to 223,305 shares of Common Stock; that Senvest International has sole voting and investment power with respect to 153,666 shares of Common Stock; and that Rima, which serves as the investment manager of each of Senvest Master Fund and Senvest International, and Mr. Mashaal, who serves as the managing member of Rima, have sole voting and investment power over the shares of Common Stock held by Senvest Master Fund and Senvest International.

Security Ownership of Management and Directors

The following table sets forth, to the best of our knowledge, the beneficial ownership of our Common Stock as of March 15, 2010, by each of our current directors, by the Company’s principal executive officer, principal financial officer and three most highly compensated executive officers of the Company, and by all directors and executive officers as a group. None of our directors or executive officers own shares of our Series B Preferred Stock.

Each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such person. Shares beneficially owned pursuant to options and RSUs only include the underlying shares that the person has the right to acquire as of, or within 60 days of, March 15, 2010.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Common Stock
James R. Baio	6,074		*
Susan Fleming Cabrera	6,074		*
Diane M. Coffey	6,074		*
Timothy A. Holt	6,074		*
Ross F. Kappele	—		*
Hugh M.S. McKee	—		*
Edward M. Swan, Jr.	5,569		*
Mark C. Treanor	8,100		*
Michael A. Angerthal	—		*
George R. Aylward	52,373	(1)	*
Nancy G. Curtiss	9,610	(2)	*
J. Steven Neamtz	8,851	(3)	*
Francis G. Waltman	254	(4)	*

All directors and executive officers as a group (13 persons)	109,053		1.9%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 42,620 options that Mr. Aylward has the right to acquire as of, or within 60 days of, March 15, 2010.

(2)	Includes 40 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 9,570 options that Ms. Curtiss has the right to acquire as of, or within 60 days of, March 15, 2010.

(3)	Includes shares of Common Stock underlying 3,651 options that Mr. Neamtz has the right to acquire as of, or within 60 days of, March 15, 2010.

(4)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus Common Stock and any subsequent transactions in Company shares with the Securities and Exchange Commission. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ending December 31, 2009, except for one late filing by each of Messrs. Aylward and Neamtz, which were subsequently promptly filed.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has nine members. Our certificate of incorporation provides for our Board to be divided into three classes of directors, serving staggered terms. Approximately one-third of our Board will be elected each year. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Class II directors have an initial term expiring at the 2013 Annual Meeting. Class III directors have an initial term expiring in 2011 and Class I directors have a term expiring in 2012. After the initial term of each class, our directors in that class will serve three-year terms.

Each of Dr. Cabrera, Ms. Coffey and Messrs. Baio, Holt, Swan and Treanor became directors of the Company following our spin-off from our former parent company on December 31, 2008 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various of the Company’s affiliates since 2005.

Each of Messrs. McKee (who has been a director since January 2010) and Kappele (who has been a director since January 2009) were identified by Harris Bankcorp, Inc., a U.S. subsidiary of the Bank of Montreal, which is the sole holder of our Series B Preferred Stock, and appointed in accordance with the Board’s governance requirements and such holder’s rights pursuant to the Investment Agreement and Certificate of Designations for the Series B Preferred Stock. Under the Investment Agreement, Harris Bankcorp, Inc. currently has the right to designate a director (the “Investor Designate”) who will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. McKee currently serves as the Investor Designate. Additionally, pursuant to the Certificate of Designations for the Series B Preferred Stock, as long as at least 66-2/3% of the Series B Preferred Stock initially sold is outstanding, the holders of our Series B Preferred Stock have the right, voting separately as a single class, to elect one director (the “Series B Director”) to serve on the Board. Mr. Kappele currently serves as the Series B Director.

Under our Corporate Governance Principles, directors who reach retirement age (72) during their term in office are to retire from the Board at the annual meeting of shareholders next following their 72nd birthday and are not eligible for re-election to the Board.

Board Nominees

The Governance Committee recommended and nominated, and the Board approved, James R. Baio, Susan Fleming Cabrera, and Hugh M.S. McKee as our nominees for election by the holders of our Common Stock to the Class II director seats of our Board. If elected by the holders of our Common Stock, our nominees will hold office for a three-year term expiring at the 2013 annual meeting of shareholders and upon his or her successor being elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Messrs. Baio and McKee and Dr. Cabrera are currently Board members and each nominee has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the election of the Board nominees listed below to serve as directors.

The Board recommends that holders of our Common Stock vote “FOR” the election of its three director nominees as Class II directors of Virtus: James R. Baio, Susan Fleming Cabrera and Hugh M.S. McKee

Listed below are the names of our nine board members, including the Board’s nominees to the Class II director seats, and the incumbent directors who will be continuing in office following the meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class II

JAMES R. BAIO (56), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000 and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio was licensed as a certified public accountant from 1978 until 2008. Mr. Baio brings to our Board substantial experience on financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as Chairman of our Audit Committee.

SUSAN FLEMING CABRERA (39), Class II. Dr. Cabrera worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Cabrera is currently a consultant, executive educator and visiting lecturer in management at Cornell University. Dr. Cabrera has been a director of Hanover Investors, a specialist active investor in recovery and turnaround situations, and its affiliated funds since June 2006. She has also served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006 and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Cabrera brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Cabrera’s experience in corporate governance and organizational leadership also positions her well to serve as Chairperson of our Governance Committee.

HUGH M.S. MCKEE (43), Class II and Investor Designate. Since January 2010, Mr. McKee has served as Co-President and Chief Operating Officer of BMO Investments Inc., a subsidiary of the Bank of Montreal. From 2007 to 2010, Mr. McKee served as Vice-President, Strategic Initiatives for Bank of Montreal, together with its subsidiaries, which is known as BMO Financial Group, a highly diversified North American financial services organization. In this role, Mr. McKee was actively involved in addressing a broad range of strategic issues at the enterprise level, as well as those in BMO’s wealth and capital markets businesses. Prior to joining BMO, from 1998 to 2007, Mr. McKee was a Global Account Manager for Monitor Group, a management consulting firm, where he was a core member of the financial services practice. He has worked with a wide range of U.S., Canadian and European financial services clients including those in the wealth management, banking, asset management and insurance industries. Mr. McKee holds an Honors BA in Economics from Queen’s University and an MBA from the Richard Ivey School of Business, University of Western Ontario. Mr. McKee currently serves on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal. He is also a board member for the Hincks-Dellcrest Centre, a non-profit organization focused on children’s mental health issues. Mr. McKee has significant managerial experience and brings to our Board a depth of knowledge regarding the financial services and asset management industry and significant strategic planning experience.

Other Current Members of the Board

GEORGE R. AYLWARD (45), Class III. Mr. Aylward is President and Chief Executive Officer. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008. He has served as President of the Company since November 6, 2006. Previously, Mr. Aylward served as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX, from 2002 through 2004. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of PNX and predecessor to the Company, in 1996 and served in several senior financial positions at PXP prior to 2002. Mr. Aylward also serves as President and a trustee of the Virtus Mutual Funds (2006 to present), having been Executive Vice President (2004-2006) and as Chairman, President and CEO of the Zweig Fund, Inc. and the Zweig Total Return Fund, Inc., two affiliated closed-end funds. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industry, and superior skills as our Chief Executive Officer.

DIANE M. COFFEY (68), Class I. Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm, since 2000. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in Government and Community Affairs and Internal Communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as Chairperson of our Compensation Committee.

TIMOTHY A. HOLT (57), Class I. Mr. Holt held various senior management positions with Aetna, Inc. until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. With his broad management and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt also has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience position him well to serve as Chairman of our Finance and Investment Committee.

ROSS F. KAPPELE (46), Class I and Series B Director. Mr. Kappele has served as Co-President of BMO Investments Inc., the fund manager of a collection of Canadian Mutual Funds and indirect, wholly-owned subsidiary of the Bank of Montreal, since August 2009, President of GGOF 2007 Mining Flow-Through Corporation since July 2007 and President of GGOF 2008 Mining Flow-Through Corporation since November 2007. Mr. Kappele has also served in a variety of positions with Guardian Group of Funds Ltd. (“GGOF”), a collection of Canadian Mutual Funds and an indirect wholly-owned subsidiary of the Bank of Montreal, including President from February 2007 to November 2009, Senior Vice President, Sales from October 2000 to January 2007, Vice President, National Sales from July 1998 to September 2000 and Vice President, Sales, Downtown Toronto from January 1996 to June 1998. Mr. Kappele currently serves on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal, and on the board of directors of GGOF Monthly Dividend Fund Ltd., GGOF 2007 Mining

Flow-Through Limited Partnership and GGOF 2009 Mining Flow-Through Limited Partnership, each of which is a subsidiary of GGOF. Mr. Kappele previously served on the board of directors of GGOF and on the board of directors of GGOF American Equity Fund Ltd., BMO Guardian Canadian Balanced Fund, and GGOF Canadian Equity Fund Ltd., each of which is a subsidiary of GGOF. Mr. Kappele brings to our Board management expertise and leadership in the financial services and asset management businesses. Mr. Kappele also has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States, which adds to the financial expertise of our Board.

EDWARD M. SWAN, JR. (68), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that he taught investment management courses at Florida A&M’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a CFA designation in 1981 and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan brings to our Board demonstrated management ability, knowledge of financial and operational issues facing financial and investment services organizations, and extensive knowledge of the asset management industry.

MARK C. TREANOR (63), Class III. Since 2009, Mr. Treanor has served as Senior Partner at the law firm of Treanor, Pope & Hughes, which he founded. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008 with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division which provides mutual funds, institutional portfolios, alternative investments and separately managed accounts to institutional and individual investors, and was a member of Wachovia’s Operating Committee which was responsible for overall management of Wachovia. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner at Treanor, Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank from 2001 to June 2008. Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review, Order of the Coif, and Phi Alpha Delta legal fraternity. With his experience at Wachovia Corporation, First Union Corporation and Treanor, Pope & Hughes, Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

ITEM 2—APPROVAL UNDER INTERNAL REVENUE CODE SECTION 162(M) OF THE MATERIAL TERMS OF PERFORMANCE-BASED AWARDS UNDER THE VIRTUS INVESTMENT PARTNERS, INC. OMNIBUS INCENTIVE AND EQUITY PLAN

Our Board is seeking shareholder approval under Internal Revenue Code Section 162(m) (“IRC Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) of the material terms of performance-based awards, including eligibility requirements, business criteria for performance goals, and award limits, under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Omnibus Plan”). Shareholder approval of these plan terms is one of the requirements for allowing us to be eligible to continue to make awards to our chief executive officer and to certain of our next most highly compensated officers that may be deductible for federal income tax purposes by the Company as performance-based compensation.

Shareholders are not being asked to approve any additional plan shares under this proposal.

The Phoenix Companies, Inc. (“PNX”), our former parent company and sole shareholder prior to the spin-off, approved the Omnibus Plan in order to put in place a replacement plan for the Company that, after the spin-off, would provide for cash and equity-based incentive awards similar to those authorized under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and The Phoenix Companies, Inc. Stock Incentive Plan (collectively, the “PNX Plans”) that were approved by PNX’s shareholders. Such awards constitute an important part of our overall compensation program.

Discussion of the Purpose of this Proposal

The purpose for submitting this proposal to our shareholders at the 2010 Annual Meeting arises under IRC Section 162(m) of the Code. Shareholder approval of the material terms of performance-based awards, including eligibility requirements, business criteria for performance goals, and award limits, under the Omnibus Plan is necessary to permit the award of compensation that is considered as “performance-based” under IRC Section 162(m). IRC Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year with respect to its chief executive officer and the three other highest paid officers of the company (excluding the chief financial officer). Payments that are “performance-based” in accordance with conditions specified under IRC Section 162(m) are exempt from this limitation. Since the Omnibus Plan was approved by PNX, as our sole shareholder, before the spin-off, we have been eligible to award compensation under the Omnibus Plan since the spin-off that would qualify as “performance-based” compensation under IRC Section 162(m). However, under IRC Section 162(m) transition rules, shareholder approval at the 2010 Annual Meeting is necessary in order to allow us to continue to be eligible to grant “performance-based” compensation under IRC Section 162(m) that may be deductible for federal income tax purposes. Our Board of Directors believes that it is in the best interests of the Company and its shareholders to continue to ensure that, where practical, awards made to our chief executive officer and certain of our other executive officers may be deductible by the Company as performance-based compensation for federal income tax purposes.

Overview of the Omnibus Plan

The Omnibus Plan provides for the grant of awards which may include one or more of the following: (i) stock options (which may consist of incentive stock options or non-qualified stock options), (ii) stock appreciation rights, (iii) stock awards (which may consist of restricted stock and restricted stock units), (iv) performance awards (both cash and equity), and (v) any other types of equity and non-equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. The Compensation Committee cannot re-price stock options or stock appreciation rights without shareholder approval (other than in connection with corporate transactions involving the Company, such as stock splits, merger, consolidation, split-up, spin-off, combination, among other things) or grant new stock options in substitution for or upon the cancellation of stock options previously granted.

Summary of Material Terms of Performance-Based Awards under the Omnibus Plan

As noted above, we are seeking shareholder approval of the eligibility requirements, business criteria for performance goals, and award limits under the Omnibus Plan. By receiving shareholder approval of these material terms of performance-based awards, we will satisfy one of the requirements necessary to allow us to make awards under the Omnibus Plan that may be tax-deductible by us as performance-based compensation.

A summary of the material terms of performance-based awards under the Omnibus Plan is set forth below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix A to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103.

Eligibility Requirements. The Omnibus Plan governs the award and payment of cash and equity awards to any employee of the Company or its subsidiaries, any of our non-employee directors, and any of our consultants (collectively, the “Participants”) and is administered by our Compensation Committee. Awards may be made under the Omnibus Plan to any Participant selected by the Compensation Committee. As of December 31, 2009, there were approximately 278 employees and eight non-executive directors eligible to receive awards under the Omnibus Plan.

Business Criteria for Performance Goals. Performance awards may be designed by our Compensation Committee to qualify as performance-based compensation under IRC Section 162(m), such as for awards for our executive officers. For purposes of IRC Section 162(m), performance goals are designated by our Compensation Committee and are based upon one or more of the following performance goal measures:

•	gross or net cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash operating income, net cash provided by operations, or cash flow in excess of cost of capital;

•	sales;

•	revenues;

•	earnings per share, stock price or stockholder return (on a gross or net basis), or any rating by a nationally recognized statistical rating organization;

•	net income;

•	return on assets (gross or net), return on investment, return on capital or return on equity (or any combination);

•	economic value created;

•

operating income, earnings before or after taxes, interest, depreciation, amortization or extraordinary or special items (or any combination), which may be determined on a per-share basis (basic or diluted);

•	debt to capital ratio, or risk-based capital ratio;

•	operating margin, gross margin or other financial margin;

•	assets under management, gross or net flows of assets under management, market capitalization, or net assets;

•	segment income; and

•	dividend payout.

Any performance criteria selected by our Compensation Committee may be used to measure Company performance as a whole or a relative comparison of entity performance to the performance of a peer group or other external measure. Likewise, the targeted level or levels of performance with respect to selected performance criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including absolute entity performance, as a goal relative to performance in prior periods, or a relative comparison of entity performance to the performance of one or more third parties or other companies, a peer group or special index or other group selected for comparison, or other external measure. For example, the Compensation Committee may consider the performance of the Company as a whole or the performance of any subsidiary, business unit or segment, division, fund, mutual fund, advised fund or other unit (whether alone or in combination) against the performance of a peer group or other selected third parties, an index or another external measure. In addition, the Compensation Committee may specify that any performance criteria selected will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards granted under the Omnibus Plan or other incentive compensation.

Award Limits. The Omnibus Plan places limits on the maximum amount of each type of award that may be granted to any Participant in any plan year. Under the Omnibus Plan, no Participant may receive awards of stock options or stock appreciation rights that cover in the aggregate more than 250,000 shares in any plan year. Additionally, no Participant may receive awards of restricted stock or restricted stock units subject to performance goals that cover in the aggregate more than 250,000 shares or units, as the case may be, in any plan year. Furthermore, no Participant may receive annual incentive awards that in the aggregate exceed $5 million in any plan year. Lastly, no Participant may receive long-term incentive awards that in the aggregate exceed $7 million.

The Board recommends that our shareholders vote “FOR” the approval under IRC Section 162(m) of the material terms of performance-based awards under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan.

Other Material Terms of the Omnibus Plan

A summary of other material terms of the Omnibus Plan is set forth below, but such terms are not subject to shareholder approval. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix A to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov . In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103.

Shares Available. The maximum number of shares of our Common Stock available for issuance under the Omnibus Plan when initially adopted was 1,800,000 shares. In the discretion of our Compensation Committee, all of these shares may be granted in the form of incentive stock options. If any shares covered by an award are cancelled, forfeited, terminated, expire unexercised or are settled through issuance of consideration other than shares of our Common Stock (including, without limitation, cash), these shares will again become available for award under the Omnibus Plan. As of March 15, 2010, 983,228 shares of our Common Stock have been issued pursuant to the Omnibus Plan, of which 180,923 shares were issued, pursuant to the terms of our December 31, 2008 spin-off from PNX, by reason of the conversion of stock option awards previously issued under the PNX Plans and 114,153 shares were issued by reason of the conversion of restricted stock units previously issued under the PNX Plans. Of the total shares issued under the Omnibus Plan, 892,299 shares are subject to outstanding awards, including stock options covering a total of 393,339 shares having a weighted average exercise price of $21.13 per share and a weighted average remaining term of 7.5 years. There are a total of 816,772 shares of our Common Stock available for future awards under the Omnibus Plan as of March 15, 2010.

Administration. Our Compensation Committee is responsible for the administration of the Omnibus Plan and, subject to the terms of the Omnibus Plan, has the discretion to select Participants to receive awards; to determine all of the terms and conditions of each award, including the form, amount, and timing of each award, the performance goals, if any, applicable to each award, and the exercise price or base price, if any, associated with each award; and to interpret provisions of the Omnibus Plan and make all factual and legal determinations regarding the Omnibus Plan and any award agreements. Our Compensation Committee may, to the extent such action is not inconsistent with applicable law or stock exchange rules, delegate its powers and administrative responsibilities to one or more members of the Compensation Committee and also may delegate to one or more officers of the Company the determination of awards to Company employees, so long as such employees are not executive officers of the Company.

Types of Awards. The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards are embodied in an award agreement and awards may be granted singly, in combination, or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

•

Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right is set by our Compensation Committee and may not exceed ten years from the date of grant. Our Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. Generally, stock options either cliff vest at the end of a three year period or vest ratably in one-third increments beginning on the first anniversary of the date of grant. In the case of termination due to cause, all outstanding options expire immediately. Upon termination of employment (other than for cause), vested stock options generally must be exercised within 120 days following termination of employment or, if earlier, the original expiration date, but the unvested stock options generally would immediately terminate. In cases of termination due to death, disability or retirement, options must be exercised within three years from the date of termination of employment or, if earlier, the original expiration date. Upon death unvested options will generally automatically vest, but upon termination for disability or retirement, options would generally continue to vest according to their regular vesting schedule. For termination of employment in connection with a qualifying business disposal or divestiture, our Compensation Committee may allow options to be exercised within three years from the date of termination of employment or divestiture. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

•

Stock Awards. The Omnibus Plan permits the granting of stock awards. Our Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. Generally, stock awards that are not performance awards either cliff vest at the end of a three year period or vest ratably in one-third increments beginning on the first anniversary of the date of grant.

•

Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards are subject to the satisfaction of specified performance criteria. Our Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events. Our Compensation Committee determines the terms, conditions and limitations applicable to the performance awards and sets the performance goals in its discretion. The performance goals determine the value and amount of performance awards that will be paid to Participants and the portion of an award that may be exercised to the extent such performance goals are met. The business criteria for performance goals that may be used by our Compensation Committee in establishing awards that are intended to qualify as performance-based compensation under IRC Section 162(m) are set forth above under the heading “Summary of Material Terms of Performance-Based Awards under the Omnibus Plan – Business Criteria for Performance Goals.”

Stock Price. The closing market price of a share of our Common Stock reported on the NASDAQ Stock Market on March 15, 2010 was $19.71 per share.

Adjustments. If there are any changes in the number of shares of our Common Stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, the number of any merger or consolidation of the Company, or any other event that affects our capitalization occurs, the number of shares of our Common Stock issuable under the Omnibus Plan, the individual limitations on the number of shares that may be awarded to any Participant, the aggregate number of shares subject to outstanding awards, and the respective prices and/or vesting of such awards will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Amendment, Modification and Termination. Our Board or our Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a Participant holding an outstanding award under the Omnibus Plan without such Participant’s consent. However, the Company will obtain shareholder approval for any amendment to the Omnibus Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by our shareholders, no such amendment will be made which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an option or stock-settled stock appreciation right may be granted or (iii) extend the maximum term for options or stock-settled stock appreciation rights granted under the Omnibus Plan.

U.S. Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences generally arising under present law with respect to certain awards that may be granted under the Omnibus Plan.

A Participant to whom a nonqualified stock option (“NQSO”) is granted will recognize no income at the time of the grant. When the Participant exercises a NQSO, the Participant will generally recognize ordinary income equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the Common Stock received over the option exercise price. Similarly, the grant of a stock appreciation right (“SAR”) will normally not result in taxable income to a Participant. At the time of exercise, the Participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock that the Participant receives to satisfy the SAR.

A Participant to whom an incentive stock option (“ISO”) which qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Stock over the exercise price thereof may result in the Participant being subject to an alternative minimum tax under applicable provisions of the Internal Revenue Code. In order to obtain ISO treatment for federal income tax purposes, the Participant (i) must be an employee of the Company, one of its subsidiaries or any of their respective affiliates continuously from the date of grant until any termination of employment and (ii) in the event of such a termination, must generally exercise an ISO within three months after such termination. When a Participant sells the Common Stock received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, the Participant will normally recognize long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the Participant disposes of such shares before such periods end, the Participant will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, and (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss.

Generally, we will be entitled to a deduction equal to the amount recognized as ordinary income by the Participant in connection with stock options and SARs. However, we generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a Participant.

With respect to other awards granted under the Omnibus Plan that result in a transfer to the Participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a Participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received (less consideration paid for the shares, if any). With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture (less consideration paid for the shares, if any). Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares, at which time a Participant must generally recognize ordinary income equal to the fair market value of the transferred shares at such time (less consideration paid for the shares, if any). Unless limited by Code Section 162(m), the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant with respect to these other awards.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap applicable to certain highly compensated employees under Code Section 162(m), and therefore remains deductible by the company that pays it. Under the Omnibus Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Omnibus Plan will be fully deductible under all circumstances.

Any compensation includable in the gross income of a Participant may be subject to appropriate federal income tax withholding.

The Omnibus Plan and all awards are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder in all respects and will be administered in a manner consistent with such intent.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Omnibus Plan. This discussion is intended to assist shareholders in considering how to vote at the Annual Meeting and not as tax guidance to Participants in the Omnibus Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

Equity Compensation Plan Information

The following table provides information as of March 15, 2010 with respect to compensation plans under which shares of our Common Stock may be issued.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (2)	892,298	$21.13	816,772
Equity compensation plans not approved by security holders	—	—	—
Total	892,298	$21.13	816,772

(1)	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards. The weighted-average exercise price of outstanding options, warrants and rights including RSUs is $9.31.

(2)	Represents stock option and restricted stock unit awards outstanding under the Omnibus Plan. Of the 1,800,000 maximum number of shares of our Common Stock available for issuance under the Omnibus Plan, 90,930 shares of Common Stock have been issued on a cumulative basis in the form of direct grants to directors or upon settlement of vested RSUs.

Stock Option Awards to Named Executive Officers and Other Individuals and Groups. The following named executive officers of the Company and the other individuals and groups have been granted stock option awards to purchase the indicated number of shares of Common Stock under the Omnibus Plan since the inception of the Omnibus Plan through December 31, 2009: (i) George R. Aylward, President and Chief Executive Officer – 72,249 shares; Michael A. Angerthal, Executive Vice President, Chief Financial Officer – 15,867 shares; Nancy B. Curtiss, Executive Vice President, Operations – 19,253 shares; J. Steven Neamtz, Executive Vice President, Retail Distribution – 19,077 shares; and Francis G. Waltman, Executive Vice President, Product Development – 7,933 shares; (ii) all current executive officers as a group – 134,379 shares; and (iii) all employees, including all current officers who are not executive officers, as a group 276,153 shares. Non-employee directors and each nominee for election as a director have not received any stock option awards under the Omnibus Plan.

Any future awards under the Omnibus Plan will be made at the discretion of the Committee and the amount of such future awards is not determinable at this time with respect to our executive officers, including the named executive officers, or our other employees. Information concerning awards granted during the last fiscal year under the Omnibus Plan is set forth in the table captioned “Grants of Plan-Based Awards,” and “Director Compensation” and information regarding outstanding stock options and restricted stock units (including restricted stock units subject to performance conditions) granted under the Omnibus Plan is set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End.” Additional information regarding the shares previously issued and available under the Omnibus Plan can be found under “Equity Compensation Plan Information” below.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2009 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2010 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board recommends that our shareholders vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as the Company’s independent registered public accounting firm for the fiscal year ending December  31, 2010.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and December 31, 2008.

	2009	2008
Audit Fees (1)	$863,500	$1,299,000	(4)
Audit-Related Fees (2)	$115,000	$153,000
Tax Fees	—	—
All Other Fees (3)	$1,500	—
Total Fees	$980,000	$1,452,000

(1)	“Audit Fees” include fees allocated to us in 2008 in connection with the audit of PNX’s consolidated financial statements and the audit of the Company’s consolidated financial statements included in our 2008 Form 10-K and Form 10 Registration Statement and reviews of our quarterly financial statements and accounting consultations attendant to the audit on significant accounting matters.

(2)	“Audit-related fees” include stand-alone audits of certain subsidiary operations of the Company and internal control related services.

(3)	“All Other Fees” includes software licensing fees.

(4)	Audit fees for 2008 have been increased by $167,000 from those presented in the prior year Proxy Statement to reflect additional audit fees billed in 2009 related to the fiscal 2008 audit that had not been billed by PricewaterhouseCoopers LLP at the time of the mailing of the 2009 Proxy Statement.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2009 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The information contained in the following Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance”. Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009 with management and with PwC.

The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”). The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of March 15, 2010:

Name	Age	Position
George R. Aylward	45	President, Chief Executive Officer and Director
Michael A. Angerthal	42	Executive Vice President, Chief Financial Officer and Treasurer
Nancy G. Curtiss	57	Executive Vice President, Head of Operations
J. Steven Neamtz	50	Executive Vice President, Head of Retail Distribution
Francis G. Waltman	47	Executive Vice President, Head of Product Management

Mr. Aylward is the Company’s President, Chief Executive Officer and Director. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of our former parent company, The Phoenix Companies, Inc. (“PNX”) from February 2007 through December 2008. He has also served as President of the Company since November 6, 2006. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and CEO of PNX, from 2002 through 2004. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of PNX, in 1996 and served in several senior financial positions at PXP prior to 2002. Mr. Aylward is also President and Trustee (2006-present) of the Virtus Mutual Funds after having been Executive Vice President (2004-2006) and serves as Chairman, President and Chief Executive Officer of The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (2006-present).

Mr. Angerthal is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company on October 6, 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Ms. Curtiss is our Executive Vice President, Operations. Ms. Curtiss is responsible for operations, technology, mutual fund transfer agency and shareholder servicing. She has been associated with the Company in various capacities since 1987. She most recently served as Treasurer and Chief Financial Officer for the Company’s mutual funds, and managed PNX’s mutual fund accounting and administration. She currently serves as Treasurer and Chief Financial Officer for two of the Company’s closed-end funds and Senior Vice President for numerous trusts and mutual funds sponsored by the Company. She has 29 years experience in the investment management and financial services business, including financial planning, asset/liability management, performance measurement, internal controls and product development, including 12 years specifically in the mutual funds business.

Mr. Neamtz is Executive Vice President, Retail Distribution, and had the same role with PNX since he joined the firm in December 2007 to direct the retail distribution efforts for PNX’s family of mutual funds and its separately managed account offerings. Prior to joining PNX, Mr. Neamtz had been Managing Partner of Ridgeline Capital, LLC, an asset manager to hedge funds, institutions, endowments and high net worth individuals, from 2006 to 2007 with responsibility for business management. Prior to that, he held several positions with AIG SunAmerica, Inc., a financial services firm. From 1996 to 2006, he served as Chief Executive Officer and Director of AIG SunAmerica Capital Services, Inc., a subsidiary of AIG SunAmerica that distributes annuities, mutual funds and investment management products, and as Executive Vice President and Director of AIG SunAmerica Asset Management, Inc.

Mr. Waltman is Executive Vice President, Product Management, and has had the same role at the Company since July 28, 2008. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a financial services provider. Prior to that, he held several positions at the Company, including Senior Vice President, Product Development and Management, from February 2006 to December 2007, Vice President, Product Development and Management, from January 2005 to February 2006, Chief Administrative Officer from August 2003 to December 2004 and Second Vice President from October 2002 to August 2003. Mr. Waltman first joined the Company in August 1990. Mr. Waltman currently serves as Senior Vice President for numerous trusts and mutual funds sponsored by the Company.

EXECUTIVE COMPENSATION

The following compensation discussion contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our discussion regarding the compensation of our executive officers and should not be interpreted, or relied upon, as statements of our expectations or estimates of results or other guidance. We specifically caution our shareholders not to apply these statements to other contexts.

Compensation Discussion and Analysis

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual performance; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance; and

•

Compensation levels should reflect executive leadership, the executive’s role in achieving our financial and strategic objectives; retention risk in a highly competitive asset management industry; business acumen; management of risk; experience; and both individual and team performance.

Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher compensation if superior performance is achieved, and much lower or no incentive compensation if our performance goals are not met.

We have identified Ms. Curtiss and Messrs. Aylward, Angerthal, Neamtz, and Waltman as our Named Executive Officers (also called our “NEOs”).

Compensation Setting Process

The Role of the Compensation Committee

The Compensation Committee consists of Ms. Coffey and Messrs. Baio and Treanor. The Committee was first constituted in connection with our spin-off from our former parent. The compensation actions and decisions made for our executives in 2007 and 2008 prior to our spin-off were made within the framework of our former parent’s compensation program and developed with the assistance of a compensation consultant. In the period since the spin-off, our Compensation Committee has reviewed and structured its own approach to executive compensation programs.

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Committee is specifically charged with:

•	Reviewing and approving compensation performance goals and objectives;

•	Establishing the compensation levels of our CEO;

•	Reviewing and approving management’s recommendations for non-CEO executive compensation;

•	The administration of equity-based compensation;

•	Making determinations necessary to qualify any compensation intended to be exempt from Section 162(m) of the Internal Revenue Code as performance-based compensation; and

•	Retaining compensation consultants as desired.

The Role of Management

Our CEO along with our senior Human Resources executive attend Compensation Committee meetings and regularly communicate with Committee members to provide analyses, supporting information, third-party survey information and recommendations, and generally to discuss compensation matters as they affect particular executives as well as broader groups of employees.

Our CEO evaluates each executive’s performance against financial, operational, business, and individual goals and makes recommendations to the Committee regarding all elements of compensation.

The Use of Compensation Consultants in Determining Executive Pay

The Compensation Committee Charter provides the Committee the authority to retain outside independent consulting firms to assist in evaluating executive compensation practices and to provide objective advice. Our former parent had engaged a compensation consultant and performed a review of our compensation programs prior to our spin. For 2009, the Committee considered third-party executive pay surveys as described below and did not hire an external consultant.

During 2009, the Compensation Committee received general presentations from McLagan regarding asset management industry compensation. McLagan is a compensation specialist firm focusing on the asset management industry. McLagan conducts various industry surveys which are a widely-used source for compensation information for a significant number of asset management firms. Their survey comprises asset management companies with which we compete. McLagan does not disclose the identities of the companies included in each benchmarked comparative group, and the companies used by McLagan to create comparative groups are generally not the same from job position to job position. Management obtains and summarizes the McLagan surveys as a market reference by correlating our executives against survey data based on positions and responsibilities.

The McLagan surveys provide market data for reviewing information on positions of similar scope and responsibility in the asset management and financial services industry. The Committee reviews our total compensation within this framework because we believe that reviewing compensation and mix against market survey information helps to ensure we are competitive in both attracting and retaining our executives.

Process

Our objective is to ensure that our executive compensation levels are competitive; that they provide appropriate incentive for our critical business goals; and that they are internally equitable.

To determine the appropriate compensation opportunity among base salary and incentive compensation, the Compensation Committee, with assistance and recommendations from our CEO, evaluates each executive’s individual performance, functional responsibilities and McLagan market positioning survey data.

Individual Performance

The Compensation Committee considers the CEO’s evaluations on the performance of each of our executive officers and may approve or, in its judgment, may adjust the CEO’s compensation recommendations. Each executive is evaluated with respect to his or her achievement of his or her goals and capability to influence business strategy and financial results including an evaluation of:

•	Leadership;

•	Business expertise;

•	Management experience; and

•	Retention risk.

The Compensation Committee has specific responsibility to assess the CEO’s performance against the Company’s business objectives and our key metrics to determine shareholder value which are earnings, asset growth and investment performance.

Functional Responsibilities and Market Positioning

With input from our CEO, our senior Human Resources executive prepares initial recommendations on executive positioning relative to McLagan survey information and relative to other executives in our organization.

The Compensation Committee uses the McLagan survey as a “market check” and as one factor for evaluating compensation levels of base salary and incentive opportunity. In looking at market-comparable levels of compensation, we look at the specific roles and we consider firms of similar size in terms of assets under management. We target total direct compensation at these levels because:

•	the complexity and difficulty of achieving our business objectives is similar to that of other asset management and financial services companies; and

•	we need to attract and retain high-caliber talent in a competitive market for executive talent.

Compensation is not expected to change significantly from year to year, except to reflect changes in roles and responsibilities, the competitive market, or the Company.

Elements of Executive Compensation

Our executive compensation program consists of base pay; annual incentive and long-term incentives (collectively referred to as “direct compensation”); broad-based benefit plans available to all employees; a deferred compensation program; executive severance; and, for our CEO, a change-in-control arrangement.

The executive compensation program of our former parent included a defined benefit retirement plan, a supplemental executive retirement plan, and other perquisites that were not continued after the spin-off. Virtus has no future expense or liability related to these programs.

A description and the objective of each of our direct compensation elements applicable to our executives are summarized in the following table.

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

For executives, increases may be provided in the case of material shortfalls relative to market positioning; to recognize a significant increase in responsibilities; or to maintain appropriate internal equity among peer executives.

Attract and retain high-caliber leadership

Annual Incentives

Annual incentive compensation is intended to promote and reward the achievement of short-term performance objectives.

Awards are generally in the form of cash.

Substantially all employees participate in an annual incentive plan.

Link compensation to annual performance goals and results Attract, motivate and retain high-caliber leadership Align the interests of executives and shareholders

Long-term Incentives	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of Company longer-term performance objectives.	Link compensation to long-term performance results Attract, motivate and retain high-caliber leadership

	Awards are generally in the form of equity.	Align the interests of executives and shareholders

Base Salary and Incentive Pay

Base Salary

Base salaries for our executives are intended to provide a fixed level of cash that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by: (i) scope of responsibility and position; (ii) performance history; (iii) tenure of service; (iv) internal equity within the company’s salary structure; and (v) relative salaries of persons holding similar positions when measured against the McLagan compensation survey.

Annual Incentive Plan

Incentive compensation levels of our executives were generally established within the framework of our former parent’s executive compensation program. Our CEO has a proportionately greater “at risk” compensation which reflects his role and responsibility as our senior executive most accountable to our Board of Directors and shareholders for our entity-wide performance.

In March 2009 the Compensation Committee, with the recommendation of management, approved the Company’s 2009 Annual Incentive Plan. Under the plan, participants would be rewarded for:

•	achieving pre-established Company goals;

•	achieving departmental performance goals; and

•	making a successful individual contribution in support of corporate and departmental success.

Our CEO proposed and reviewed with our Board the Company’s overall annual and longer-term goals, operational plans and strategic initiatives. With this Board-reviewed model and strategic operating plan, our CEO developed and recommended Company performance goals for consideration by the Compensation Committee.

The Compensation Committee approved these goals based on an assessment of the degree of difficulty and minimum acceptable performance results. Goals were set at an aggressive but achievable level at that time. Maximum goals were set to reward performance that was significantly better than target performance.

Targeted goals were established and executives were able to earn between 50% and 200% of their annual incentive award goal for performance against those goals, based on pre-established criteria that were set at 50%, 100% and 200% levels. For results between these amounts, incentive awards were adjusted ratably. Results below the minimum performance level produced no funding for that goal.

The 2009 annual incentive payouts were based on the results of three equally-weighted performance goals:

(i)	Adjusted EBITDA (calculated in a manner that is generally consistent with our debt covenants and reflects GAAP net income before interest, tax, depreciation and amortization, non-cash stock-based compensation, unrealized mark-to-market gains or losses, special investments in growth and other extraordinary items [which may be either positive or negative adjustments or both], and before the performance-based incentive pool): Target performance was set at $11MM, which was a level substantially in excess of the fourth quarter’s actual annualized performance, in order to establish an aggressive but achievable incentive for superior performance by our asset management executives and managers. Actual results represented 73% of target. The one-third weighting of this performance goal contributed 24% of the targeted total payment.

(ii)	Gross inflows: Target performance was set at $3.8B, a level greater than the Company’s annualized results of the last quarter of the prior year, which established an aggressive but achievable performance goal. Actual results represented 106% of target. The one-third weighting of this performance goal contributed 36% of the targeted total payment.

(iii)	Percentage of assets under management (AUM) in the top one-third against a one-year peer group measure: target performance was set at 60%, a level approximately consistent with the prior year’s actual level achieved, which the Company considered superior performance and which, if it could be replicated in the volatile 2009 economic and capital markets environment, would be considered appropriate. Actual results did not meet the minimal level of funding for this goal and zero was contributed towards the targeted total payment.

The Compensation Committee determined that the plan funded at 60% of its target based on the results of the pre-determined performance metrics. Under the plan the Committee may exercise negative discretion when evaluating our CEO’s and NEOs’ performance. For our NEOs, this evaluation and review was not formulaic and was based on our CEO’s evaluations and the Committee’s judgment of performance of each of our NEOs, including our CEO, in his or her area of responsibility. Each of the NEOs was determined to have satisfied performance expectations and no negative discretion was exercised. For one executive the Committee determined to pay a discretionary bonus of $20,000 outside of the plan to reflect that person’s contributions in connection with significant operating matters after the time of the spin-off.

The potential awards are shown in the Grants of Plan-Based Award Table and the value of the actual award earned by each NEO is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-term Incentive Plan

In March 2009, the Compensation Committee, with the recommendation of management, also established the equity-based 2009 Long-term Incentive Plan (“LTIP”). The Committee believes that an equity-based LTIP creates an alignment between executives and shareholders and makes it more likely to produce share price appreciation over the longer-term. The Committee also believes that executives should own a significant amount of Company stock to encourage executives to share the same long-term investment risk as our shareholders, based on our performance.

The 2009 LTIP is a three-year plan with two equally weighted performance goals to be measured over the first year, with vesting over three years. The Compensation Committee believes that using a one-year performance period encourages measureable performance actions over an appropriate time frame and reduces the risk of overstating or understating financial goals over a three-year period. In addition, by continuing the service-based vesting period at the conclusion of the performance cycle, the plan includes a significant retention feature as well as promotes longer-term shareholder value.

Targeted goals were established and executives were able to earn between 50% and 200% of their long-term incentive award goal for performance against those goals, based on pre-established criteria that were set at 50%, 100% and 200% levels. For results between these amounts, incentive awards were adjusted ratably. Results below the minimum performance level produce no funding for that goal.

The 2009 performance measures established under the plan were:

(i)

Relative net flow ranking, which is a ranking of net flows as a percent of beginning assets under management for open-end funds in relation to the top 40 fund families: Target performance was set at the 68th percentile, approximately 20 percentage points better than prior year’s actual performance. Actual results represented the 59th percentile, which was significantly above target performance. The one-half weighting of this performance goal contributed 79.8% of the targeted award.

(ii)	Percentage of assets under management in the top one-third against a three-year peer group measure ending December 31, 2009: Target performance was set at 60%, slightly under a 10% improvement over the prior year’s three-year results with the prior year’s actual performance having been considered successful for this metric in terms of relative and absolute performance. Actual results did not meet the minimum level of funding for this goal and zero was contributed towards the targeted award.

The Compensation Committee determined that the actual 2009 LTIP performance resulted in a 79.8% funding against each executive’s long-term incentive target. The potential awards are shown in the Grants of Plan-Based Awards table and the value of the actual award earned by each named executive officer is shown in footnote 2 to the Summary Compensation Table. Equity awards to our executives which were made as part of our 2009 incentive compensation program were approved at a scheduled meeting of our Compensation Committee. Our Compensation Committee may also approve and grant equity awards at other times, if it determines that such action is in the best interests of shareholders. Material non-public information was not considered in determining award amounts or grant dates.

Non-Qualified Deferred Compensation

We have a plan for the deferral of salary that allows our executives the opportunity to save for retirement and defer tax payments. During 2009, eligible participants were entitled to receive a matching contribution on their cash contributions in excess of the Code limits on compensation placed on an IRS-qualified 401(k) plan. However, based on management’s recommendation, our Compensation Committee amended this plan, effective for 2010, to cease mandatory matching contributions. Company contributions, if any, going forward, may be made at the Committee’s discretion, with the intent of capping Company contributions at a level not greater than the level previously established for the mandated matching amount.

Severance and Change-in-Control Agreements

Severance

We had an Executive Severance Plan while we were part of our former parent and we adopted a similar plan. We provide executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executives’ base salary and the average of the last two years of annual incentive payout. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Our CEO is party to a change-in-control agreement which is similar to an agreement to which he was a party with our former parent. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, the change-in-control benefits are designed to ensure management continuity, preserve shareholder value and enable the executive to focus on his responsibilities as CEO without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, an executive is not unduly influenced in his actions by events that could occur following a change-in-control.

The Change-in-Control Agreement includes a “double trigger” provision which means that in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason following a change-in-control of the Company. Mr. Aylward would not receive any incremental benefits under the Change-in-Control Agreement by reason of his death, disability, termination by us for cause, or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause. In addition, under his Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event (regardless of whether he voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason), Mr. Aylward is subject to non-solicitation restrictions and would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Under the terms of the Change-in-Control Agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all covered payments exceeded, by 10% or more, the maximum amount which could be paid to the executive without the executive incurring an excise tax. If the covered payments do not exceed the maximum amount by 10% or more, he will instead be paid the amount that would result in no portion of the payout being subject to the excise tax. This gross-up provision is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid gross-up payments in situations where the cost far outweighs the benefit to the employee.

2009 Equity Grants

Following the spin-off, and as a new public company, the Compensation Committee, in consultation with outside legal counsel, assessed a management proposal for an initial equity grant for key individuals. The Compensation Committee considered the importance of immediately aligning equity interests of our executives with the interests of our shareholders. This opportunity provided our executives with an added incentive to profitably grow our business over the long-term and participate with our shareholders in appreciation in the value of our public, asset management business. The Compensation Committee also internally discussed and considered what, in their judgment, would be an appropriate level of dilution for an initial aggregate equity grant for a new public company. The Compensation Committee also considered it appropriate to provide an initial equity grant larger than normal annual grants which were expected to be made in subsequent years.

In determining the level of each NEO’s grant, the Compensation Committee, with the recommendation of our CEO, considered each participant’s compensation levels relative to the total shares available and which were to be granted as part of the initial equity grant.

The Compensation Committee determined that the initial equity grants would be allocated 40% in stock options and 60% in restricted stock units (RSUs). The Committee, with the recommendation of management, believed that this was an appropriate allocation between full value awards (RSUs) which have immediate value, and stock options which have value only if the Common Stock of the Company appreciates over time. In addition, the Committee, with the recommendation of management, determined that vesting of stock options and RSUs under this initial equity grant would cliff vest at the end of three years from the date of grant, in order to facilitate retention of our executives and managers.

2010 Executive Compensation

The Compensation Committee reviewed compensation levels of each of our NEOs and after considering the relativity to other executives, increased both the targeted 2010 annual and long-term incentive compensation levels for one of our NEOs by $25,000 respectively. No changes were made to the 2010 compensation levels for any other NEO.

2010 Annual Incentive Plan

In March 2010, the Compensation Committee, with the recommendation of our CEO, established the 2010 Annual Incentive Plan with a structure substantially the same as the 2009 Annual Incentive Plan and using the same equally-weighted financial performance categories with target performance set as follows:

(i)	Operating income, as adjusted (calculated in a manner consistent with the calculation of adjusted EBITDA under the 2009 annual incentive program; specifically, operating income, as adjusted, under the 2010 Annual Incentive Plan is the Company’s non-GAAP performance measure adjusted for special investments in growth and other extraordinary or special items [which may be either positive or negative adjustments or both], and before the performance-based incentive pool): Target performance was set at a level substantially in excess of the prior year’s performance, in order to establish an aggressive but achievable incentive for superior performance;

(ii)	Gross inflows: Target performance for this financial goal was set at a level above the prior year’s performance, which likewise establishes an aggressive but achievable performance goal;

(iii)	Percentage of assets under management (AUM) in the top one-third against a one-year peer group measure: Target performance was set at a level better than the prior year’s achieved levels and gave consideration to market conditions as well as absolute and relative performance factors.

Following the end of the year, the Compensation Committee will determine the results against the plan performance measures and the overall allocation for each participant (with the capability of exercising negative discretion to adjust for each individual participant, as may be determined by the Committee).

2010 Long-term Incentive Plan

In March 2010, the Compensation Committee, with the recommendation of our CEO, established the equity-based 2010 Long-term Incentive Plan substantially the same as our 2009 Long-term Incentive Plan, but with target goals set in excess of 2009 achieved results, for the following measures:

(i)	Relative net flow ranking, which is a ranking of net flows as a percent of beginning assets under management for open-end funds in relation to the top 40 fund families: Target performance was set at a significant improvement over 2009 performance.

(ii)	Percentage of assets under management in the top one-third against a three-year peer group measure ending December 31, 2010: Target performance was set at a significant improvement over the Company’s three-year performance measure of December 31, 2009.

Potential Recovery

In the event relevant performance measures on which incentive payments are based are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would expect to seek recovery of, or reduction in, incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances which would warrant recovery of any awards previously granted.

Tax and Accounting Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a company’s chief executive officer or any of the three other most highly compensated executive officers unless the compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is but one of the several critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation if and to the extent they determine that such actions are in the best interests of shareholders.

Other tax considerations will factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will be operated and administered to meet, and will be designed or amended to meet, these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments”, and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. As discussed previously, NEOs are entitled to certain payments upon termination of their employment, including termination following a change-in-control of the Company. In the event that a portion of the payout would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to an additional “gross-up” tax payment to compensate him or make him whole in respect of the excise taxes imposed under Code Section 4999 and on any such change-in-control payment.

Congress and the Internal Revenue Service consider from time to time legislation, regulations and other regulatory rulings that could modify or eliminate these tax benefits. Such actions would prompt an evaluation of the impact on our executive compensation programs.

Accounting considerations will also be taken into account in designing the compensation programs made available to NEOs. Principal among these is the accounting standard which addresses the accounting treatment of equity-based compensation.

Report of the Compensation Committee

The information contained in the following Report of the Compensation Committee shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2009 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers (the “named executive officers”) for fiscal years 2007 through 2009.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)		Bonus ($) (d)		Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	All Other Compen- sation (4) ($) (i)	Total ($) (j)
George R. Aylward	2009	425,000	(5)	—		850,992	130,628	510,000	17,356	1,933,976
President and Chief Executive Officer	2008	348,333		171,500		294,307	240,162	—	21,408	1,075,710
	2007	330,000		—		885,601	188,983	543,913	17,400	1,965,897

Michael A. Angerthal	2009	350,000		100,000	(6)	373,720	89,649	210,000	9,800	1,133,169
Executive Vice President, Chief Financial Officer	2008	83,523		419,375		—	—	30,625	477	534,000

Nancy B. Curtiss	2009	248,333		20,000	(7)	209,374	33,810	105,000	9,800	626,317
Executive Vice President, Operations	2008	239,167		—		48,005	135,238	46,200	9,200	477,810
	2007	229,167		262		50,411	—	147,500	9,000	436,340

J. Steven Neamtz	2009	275,000		—		366,760	76,840	360,000	8,250	1,086,850
Executive Vice President, Retail Distribution	2008	275,000		390,000		168,756	67,382	210,000	8,766	1,119,904
	2007	16,042		—		95,482	—	—	722	112,246

Francis G. Waltman	2009	250,000		80,000	(6)	286,860	44,821	135,000	6,500	803,181
Executive Vice President, Product Management	2008	107,639		94,479		75,002	—	25,521	6,458	309,099
	2007	196,042		—		—	—	—	37,850	233,892

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Mr. Angerthal commenced employment with the Company on October 6, 2008 and Mr. Waltman re-commenced employment with the Company on July 28, 2008. Accordingly, for 2008, the amounts shown in this column represent the salaries paid to Mr. Angerthal and Mr. Waltman from the date of hire through the end of the fiscal year.

(2)	The amounts reported in these columns reflect the aggregate fair value of stock awards that could have been earned (column e) and option awards (column f) as described further below.

Stock awards, other than stock option awards, reported above for 2009, 2008 and 2007 comprised the following:

	Year of Award/ LTIP	Initial Equity Grant: RSU Awards ($)	LTIP Awards at Target ($)	Other Stock Awards ($)	Total Awards at Target ($)	Actual LTIP Awards ($)
George R. Aylward	2009	325,992	525,000	—	850,992	418,950
	2008	—	244,997	49,310	294,307	244,997
	2007	—	390,595	495,006	885,601	—

Michael A. Angerthal	2009	223,720	150,000	—	373,720	119,700
	2008	—	—	—	—	—
	2007	—	—	—	—	—

Nancy G. Curtiss	2009	84,374	125,000	—	209,374	99,750
	2008	—	48,005	—	48,005	48,005
	2007	—	50,411	—	50,411	—

J. Steven Neamtz	2009	191,760	175,000	—	366,760	139,650
	2008	—	68,753	100,003	168,756	68,753
	2007	—	95,482	—	95,482	—

Francis G. Waltman	2009	111,860	175,000	—	286,860	139,650
	2008	—	—	75,002	75,002	—
	2007	—	—	—	—	—

The amount of the awards reported above consists of the value of the awards granted, both at target and those actually earned, during the respective years, whether or not such awards have vested, and do not necessarily correspond to the actual value that has been or will be received by our named executive officers.

Initial Equity Grant

Following the spin-off, the Compensation Committee considered (i) the importance of immediately aligning equity interests of Virtus executives, management and portfolio managers with the interests of our shareholders and at the same time providing added incentive to profitably grow our business and participate with our shareholders in appreciation in the value of our Company, and (ii) an appropriate level of dilution for an initial aggregate equity grant in a new public company. As a result, the Compensation Committee considered it appropriate, in recognition of the above factors, to provide an initial equity grant. The grant was made on April 20, 2009 with a combination of RSUs (reflected above) and stock options (reflected in column f) using a closing price of $9.40 per share. See “Grants of Plan-Based Awards in Fiscal Year 2009” table below for further details regarding initial equity award grants to named executive officers.

LTIP Awards

For the purpose of this table, the value reported for each named executive for the 2009 LTIP performance-contingent RSU awards (LTIP) are shown at targeted amounts at the date the plan was approved by the Compensation Committee rather than the actual final amount earned. If, however, the highest level of performance conditions had been achieved under the 2009 LTIP, the potential grant date fair value of the RSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $1,050,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $250,000 for Ms. Curtiss; $350,000 for Mr. Neamtz; and $350,000 for Mr. Waltman.

Other Stock Awards

Other stock awards reported above for 2008 and 2007 were related to various compensation plans provided by our former parent company.

Option Awards

The value of stock options was computed in accordance with Generally Accepted Accounting Principles using the Black-Scholes model, but excluding the impact of estimated forfeitures. Additional information concerning the Company’s accounting for stock options and on the valuation assumptions used by management is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K (“2009 Form 10-K”).

(3)	The amounts reported in this column reflect the actual cash award for the respective year, calculated based on measurement against plan metrics and performance conditions.

(4)	The amounts reported in this column for 2009 represent Company contributions to the 401(k) Plan and, if applicable, the Excess Investment Plan.

(5)	For 2009, Mr. Aylward elected to defer $11,700 into the Excess Investment Plan until following termination of employment. For more information on compensation deferrals, see the Non-Qualified Deferred Compensation table below.

(6)	Mr. Angerthal and Mr. Waltman were hired in 2008 and received sign-on bonuses which were partially paid during 2009.

(7)	For Ms. Curtiss, the Compensation Committee approved payment of a discretionary bonus of $20,000 outside of regular incentive compensation plans to reflect contributions in connection with significant operating matters after the time of the spin-off.

Grants of Plan-Based Awards in Fiscal Year 2009

The table below provides information on stock options, RSUs, and equity- and cash-based performance awards granted to each of the Company’s named executive officers (“NEOs”) during the fiscal year ended December 31, 2009. All awards were made under our Omnibus Plan.

Names (a)	Grant Date (b) (5)	Date of Compensation Committee Approval (c) (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards ($) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (k) (4)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)

			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
George R. Aylward			425,000	850,000	1,700,000
	03/05/2009	03/05/2009				262,500	525,000	1,050,000				525,000
	04/20/2009	03/05/2009							34,680			325,992
	04/20/2009	03/05/2009								23,120	9.40	130,628
Michael A. Angerthal			175,000	350,000	700,000
	03/05/2009	03/05/2009				75,000	150,000	300,000				150,000
	04/20/2009	03/05/2009							23,800			223,720
	04/20/2009	03/05/2009								15,867	9.40	89,649
Nancy G. Curtiss			87,500	175,000	350,000
	03/05/2009	03/05/2009				62,500	125,000	250,000				125,000
	04/20/2009	03/05/2009							8,976			84,374
	04/20/2009	03/05/2009								5,984	9.40	33,810
J. Steven Neamtz			300,000	600,000	1,200,000
	03/05/2009	03/05/2009				87,500	175,000	350,000				175,000
	04/20/2009	03/05/2009							20,400			191,760
	04/20/2009	03/05/2009								13,600	9.40	76,840
Francis G. Waltman			112,500	225,000	450,000
	03/05/2009	03/05/2009				87,500	175,000	350,000				175,000
	04/20/2009	03/05/2009							11,900			111,860
	04/20/2009	03/05/2009								7,933	9.40	44,821

(1)	At its regularly scheduled March 5, 2009 meeting, the Compensation Committee approved the potential award ranges for the NEOs under the 2009 LTIP and the size of each NEO’s initial equity grant (which was comprised 60% of RSUs and 40% of stock options). In accordance with the Company’s policies and procedures for equity grants, the initial equity grants were granted on the fifth calendar day following the due date of the Company’s Form 10-K, as extended by Rule 12b-25 promulgated under the Securities Exchange Act of 1934, which was April 20, 2009.

(2)	The amounts reported in these columns represent the annual cash incentive opportunities under the Company’s Performance Incentive Plan for each of our NEOs for the 2009 performance period. The metrics against which performance was measured under this plan, as well as the payouts, are discussed above in the Compensation Discussion and Analysis under Base Salary and Incentive Pay – Annual Incentive Plan. The amounts actually earned by our NEOs under the 2009 Performance Incentive Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	The amounts reported in these columns represent the RSU award opportunities (initially denominated in cash) under the Company’s 2009 Long-term Incentive Plan for each of our NEOs. The metrics against which performance was measured under this plan, as well as the payouts, are discussed above in the Compensation Discussion and Analysis under Base Salary and Incentive Pay – Annual Incentive Plan. The number of RSUs actually earned by our NEOs under the 2009 Long-term Incentive Plan are reflected in the “Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at 2009 Fiscal Year End table below (see footnote 8). In accordance with the terms of the LTIP, RSU awards were granted by our Compensation Committee on March 15, 2010, and were determined by dividing the closing price of our Common Stock on that date ($19.71) by the value of the award earned by each participant.

(4)	The amounts reported in these columns represent the initial equity grants, comprising 60% of RSUs and 40% of stock options, made to our NEOs in 2009. Additional information concerning these grants is included in the Compensation Discussion and Analysis under 2009 Equity Grants.

(5)	For the purpose of this table, the grant date represents the date awards are issued for option awards and the date the plan was approved by the Compensation Committee for stock awards issued under LTIP plans.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Plan. The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. No award may be re-priced. Additional information concerning the Omnibus Plan can be found above under Item 2—Approval under Internal Revenue Code Section 162(m) of the Material Terms of Performance-Based Awards under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan.

Outstanding Equity Awards at 2009 Fiscal Year-End

The table below provides information on the stock options and RSUs held by each of the Company’s named executive officers as of December 31, 2009.

Name (a)	Option Awards						Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	2,361	—			44.59	06/25/12
	7,266	—			29.81	11/04/14
	9,082	—			39.89	02/02/16
	7,266	3,633	(3)		40.00	02/08/17
	6,506	13,015	(4)		31.38	02/13/18
	—	23,120	(2)		9.40	04/20/19
							808	(7)	12,847
							13,042	(5)	207,368
							7,808	(6)	124,147
							21,256	(8)	337,970
							34,680	(2)	551,412
Michael A. Angerthal	—	15,867	(2)		9.40	04/20/19
							6,073	(8)	96,561
							23,800	(2)	378,420
Nancy G. Curtiss	2,179	—			44.59	06/25/12
	1,274	2,550	(4)		31.38	02/13/18
	2,421	4,845	(9)		30.42	03/05/18
	—	5,984	(2)		9.40	04/20/19
							1,530	(6)	24,327
							5,061	(8)	80,470
							8,976	(2)	142,718
J. Steven Neamtz	1,825	3,652	(4)		31.38	02/13/18
	—	13,600	(2)		9.40	04/20/19
							2,191	(6)	34,837
							3,288	(10)	52,279
							7,085	(8)	112,652
							20,400	(2)	324,360
Francis G. Waltman	—	7,933	(2)		9.40	04/20/19
							2,376	(11)	37,778
							7,085	(8)	112,652
							11,900	(2)	189,210

(1)	All RSU values are based on the closing price of $15.90 on December 31, 2009.

(2)	This option and RSU award cliff vests on April 20, 2012.

(3)	This option vested on February 8, 2010.

(4)	One-half of this option vested on February 13, 2010. The remaining portion will vest on February 13, 2011.

(5)	These RSUs cliff vest on September 5, 2010.

(6)	These RSUs cliff vest on February 13, 2011.

(7)	These RSUs vested on March 5, 2010.

(8)	This amount represents the number of RSUs awarded to the named executive officer under the 2009 LTIP. This award will cliff vest on March 15, 2012.

(9)	One-half of this option vested on March 5, 2010. The remaining portion will vest on March 5, 2011.

(10)	These RSUs cliff vest on March 5, 2011.

(11)	These RSUs cliff vest on August 14, 2011.

Option Exercises and Stock Vested for Fiscal Year 2009

The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during 2009 by each of our named executive officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
George R. Aylward	—	—	809	3,249

Michael A. Angerthal	—	—	—	—

Nancy G. Curtiss	—	—	—	—

J. Steven Neamtz	—	—	—	—

Francis G. Waltman	—	—	—	—

(1)	The value realized on vesting is computed by multiplying the number of RSUs subject to vesting by the market price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2009

The following table reflects each named executive officer’s 2009 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2009 under the Company’s Excess Benefit Plan as well as the portion of the aggregate balance as of December 31, 2009 that was reported in Summary Compensation Tables for prior years.

Name (a)	Executive Contributions in Last FY ($)(b) (1)	Registrant Contributions in Last FY ($)(c) (2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)		Aggregate Balance at Last FYE ($)(f)	Portion of Aggregate Balance at Last FYE Reported in Prior SCT ($)(g)

George R. Aylward	11,700	7,200	7,580	—		47,996	25,483

Michael A. Angerthal	—	—	—	—		—	—

Nancy B. Curtiss	—	—	1,209	175,949	(3)	176,945	—

J. Steven Neamtz	—	—	—	—		—	—

Francis G. Waltman	—	—	—	—		—	—

(1)	These figures represent voluntary deferrals of salary during 2009 and are also reported for 2009 under column (b) (“Salary”) of the Summary Compensation Table.

(2)	These figures represent the Company’s 2009 contributions to the non-qualified deferred compensation plans and are also reported for 2009 under column (i) (“All Other Compensation”) of the Summary Compensation Table.

(3)	Ms. Curtiss elected to receive a partial distribution of her account balance in 2009.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan, which was originally maintained by our former parent and continued by the Company following the spin-off, to provide eligible employees with the opportunity to defer receipt of their compensation for purposes of saving for retirement.

Eligible employees are those employees whose compensation is in excess of the limit imposed under Section 401(a)(17) of the Code and are appointed by the Benefit Plans Committee as eligible to participate in the Plan. The Code limitation on qualified plan compensation was $245,000 in 2009. Of our named executive officers, Mr. Aylward was the only active participant in the Excess Plan during 2009, although Ms. Curtiss continues to have a balance under the Excess Plan.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code.

Under the terms of the Excess Plan in 2009, the Company made mandatory matching contributions equal to 100% of deferrals up to a limit of 3% of compensation, plus 50% of deferrals until the limit of 5% of compensation is reached. The Excess Plan provides for full vesting of matching contributions upon completion of one year of service. Effective February 1, 2010, our Compensation Committee amended the Excess Plan to eliminate mandatory matching contributions. It is the Committee’s intention that any voluntary matching contributions going forward that may, in the Committee’s discretion, be made under this plan will be capped at the previous mandatory matching level.

Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions are deemed invested in the same funds in which the underlying deferrals are invested.

The rate of return earned on a participant’s deferral account balance is based on the actual performance of the funds in which he or she is deemed invested. There are no above-market or guaranteed returns in the Virtus Excess Plan. Participants can change their investment choices at any time.

Distribution of a named executive officer’s deferral account will be governed by the terms of the Excess Plan and will be made, or commence, on the fifteenth day of the month following the participant’s separation from service. Distribution of a participant’s deferral account will be made either in a lump sum payment or in annual installment payments over a period of 2 to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered. However, if upon separation from service, the participant’s deferral account balance is $25,000 or less, his or her deferral account will be paid in a lump sum. A participant may make a one-time change to his or her distribution election, provided that (i) the change is made at least one year prior to date that payment otherwise would have been made, or commenced, and (ii) payment will not be made, or commence, for at least five years after the date payment would otherwise have been made, or commenced. Payments from the Excess Plan may be delayed upon a participant’s termination of employment to the extent necessary to comply with Section 409A of the Code.

If a participant has a financial unforeseeable emergency, the participant can request an in-service distribution of his or her deferral account to the extent permitted by Section 409A of the Code and any other applicable laws. The distribution will be made on the fifteenth day of the month following approval of the unforeseeable emergency. Loans are not permitted under the Excess Plan.

All account balances under the Excess Plan are unfunded general obligations of the Company, which the Company, at its discretion, may hedge in full or in part by making contributions to a trust subject to the claims of its creditors in certain circumstances.

Termination Payments and Change-in-Control Arrangement

Each of our named executive officers participates in the Company’s Executive Severance Allowance Plan. The Company has also established a Change-in-Control Agreement for our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

On the date of the spin-off, each of our named executive officers became entitled to participate in the Company’s Executive Severance Allowance Plan (the “Severance Plan”), which contains substantially similar terms to the plan that was maintained by our former parent. Receipt of benefits under the Severance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants (see (i), (ii) and (iv) in the next sentence) and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and refraining from making disparaging remarks concerning Virtus, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of Virtus; (iii) returning all Virtus property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse Virtus for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•

the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average (provided that, for the first two years that the Severance Plan is in effect, the cash amount will be equal to the target annual cash incentive award in effect during the year in which the separation event occurs or, for our CEO, 1.5 times such target); and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s account under the Company’s Excess Investment Plan as of December 31, 2008 is reflected in the “Nonqualified Deferred Compensation Table” above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, he or she would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability or retirement, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original exercise date or within 120 days, whichever period is shorter. In the event of a change of control, as described below, all unvested options automatically vest, however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change in control, such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Company’s Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements, if a named executive officer terminates employment with the Company by reason of death, disability or retirement, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date. However, in the case of an award subject to outstanding performance goals, vesting would generally only occur in the event of death, disability, retirement or in connection with a change in control, with any such vesting deferred until the end of the applicable performance period. Any amount vested would be based on the number of RSUs, if any, that would have been earned based on the attainment or partial attainment of such performance goals, but prorated for the number of months the executive was employed by the Company during the performance cycle. Any unvested RSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding sentence) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs as of the termination date are automatically forfeited. Except as described above in connection with outstanding performance awards, in the event of a change of control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest, however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change in control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Company’s Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2009.

	Payment for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Nancy G. Curtiss	J. Steven Neamtz	Francis G. Waltman
Severance
Base Salary Component	$637,500	$350,000	$250,000	$275,000	$250,000
Annual Incentive Component (1)	$1,275,000	$350,000	$175,000	$600,000	$225,000
Other Compensation
2009 Annual Incentive Earned (2)	$510,000	$210,000	$105,000	$360,000	$135,000
Total Severance and Other Compensation	$2,422,500	$910,000	$530,000	$1,235,000	$610,000
Acceleration of Equity Awards (see footnote 3 for values upon a change in control)
Unvested Equity Awards (3)	$374,720	$88,125	$48,498	$129,194	$61,450
Benefits
Health & Welfare (4)	$5,256	$15,060	$5,256	$15,060	$15,060
Outplacement (5)	$5,195	$5,195	$5,195	$5,195	$5,195
Total Severance, Other Compensation, and Benefits	$2,807,671	$1,018,380	$588,949	$1,384,449	$691,705

(1)	The amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive (except that, for Mr. Aylward, this amount is equal to 1.5 times his average). However, for the first two years of the plan, earned and paid cash will be equal to the target annual incentive in effect during the year of separation.

(2)	The amount in this row is equal to the pro-rata actual award earned by the named executive officer under the Company’s Performance Incentive Plan for 2009 based on 2009 performance.

(3)	The value reported in this row is based on the closing price of our Common Stock on December 31, 2009 (which was $15.90 per share) multiplied by the applicable number of unvested RSUs held by the named executive officer on December 31, 2009 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

If a change in control event had occurred on December 31, 2009, payments related to unvested RSUs would have been equal to: $378,420 for Mr. Angerthal; $167,719 for Ms. Curtiss; $411,476 for Mr. Neamtz; and $226,986 for Mr. Waltman; and payments related to unvested options would have been equal to $103,136 for Mr. Angerthal; $38,896 for Ms. Curtiss; $88,400 for Mr. Neamtz; and $51,565 for Mr. Waltman. The value is based on the spread between the closing price of our Common Stock on December 31, 2009 (which was $15.90 per share) and the exercise price of the option multiplied by the applicable number of options held by the named executive officer on December 31, 2009 that would accelerate upon a change in control. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” and that all equity awards have automatically vested.

See Change in Control Agreement with Mr. Aylward section for description of change-in-control terms for unvested equity awards held by Mr. Aylward.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2009.

(5)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for 6 months.

Change-in-Control Agreement with Mr. Aylward

In connection with the spin-off, the Company established a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, Mr. Aylward, which contains substantially similar terms to Mr. Aylward’s previous change-in-control agreement with our former parent (the “PNX Agreement”). Under the Change-in-Control Agreement, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in-control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreements), “cause” or retirement; or (ii) by Mr. Aylward for “good reason”, provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement has an initial term of two years, but will automatically renew for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board of the beginning of any such period, cease to be at least of majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Each of the above terms had substantially the same meanings under the PNX Agreement (except that such terms were related to a change-in-control of our former parent, rather than of the Company).

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their normal terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater) and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•	if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to

Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

These benefits are substantially similar to the benefits that Mr. Aylward was entitled to under the PNX Agreement, except that the PNX Agreement also provided for certain additional benefits related to the defined benefit plans maintained by our former parent. Mr. Aylward would not be entitled to these benefits under our Change-in-Control Agreement because the Company does not maintain any defined benefit plans.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2009.

Change- in-Control Payments
Severance
Base Salary Component	$1,062,500
Annual Incentive Component	$2,125,000
Other Compensation
2009 Annual Incentive (1)	$510,000
2009 LTIP (2)	$175,000
Unvested Service-Based RSUs (3)	$905,690
Unvested Stock Options (4)	$150,280
Incremental Non-Qualified Company Match (5)	$42,500
Tax Gross Up (6)	$2,098,615
Benefits and Perquisites
Health & Welfare (7)	$13,140
Outplacement	$9,895
Total Severance, Other Compensation, Benefits and Perquisites	$7,092,620

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Performance Incentive Plan for 2009.

(2)	Reflects the target award for Mr. Aylward under the 2009 cycle of the Company’s Long-term Incentive Plan.

(3)	The value reported in this row is based on the closing price of our Common Stock on December 31, 2009 (which was $15.90 per share) multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2009.

(4)	The value reported in this row is based on the spread between the closing price of our Common Stock on December 31, 2009 (which was $15.90 per share) and the exercise price of the option multiplied by the number of unvested options held by Mr. Aylward on December 31, 2009.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k) Plan and credited to the Company’s Excess Investment Plan over the next 2.5 years.

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

In connection with our spin-off from our former parent, its management conducted a review and assessment of the current market practices for asset management companies’ director compensation. Our former parent advised us that in selecting the companies reviewed and in assessing the results, it considered that many of the companies included in the review were significantly larger than the Company, and pay level, even for directors, generally correlates with company size; our former parent looked at compensation at the 25th percentile for setting the total pay level, which is comparable to the pay levels of other small companies in the peer group; and as a secondary reference, our former parent also considered compensation relative to its board of directors. In establishing the initial compensation structure for our non-employee directors, our former parent advised us that it analyzed the total compensation for all directors compared to peer companies; and cash and equity compared to peer companies.

The following peer companies were used for purposes of our former parent’s assessment of market practice:

Public Asset Management Companies – Less Than $1 Billion Market Capitalization	Public Asset Management Companies – Greater Than $1 Billion Market Capitalization
Calamos Asset Management, Inc.	Affiliated Managers Corp.
Diamond Hill	BNY Mellon Asset Management
Epoch Holding Corp.	Capital Management Alliance
Gamco Investors, Inc.	Cohen & Steers, Inc.
Pzena Investments	Eaton Vance
Federated Investors
Franklin Resources
Janus Capital Group
Nuveen Investments
T. Rowe Price Group

The director compensation structure for 2009, described below, is a result of our former parent’s review and assessment of market practices for asset management companies’ director compensation. Going forward, the Company’s Compensation Committee expects to review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee believes to be appropriate.

For 2009, each non-employee director of the Company was entitled to receive an annual retainer equal to $110,000 per year. Our non-executive Chairman of the Board was entitled to receive an additional $50,000 per year and each Chair of a committee of our Board was entitled to receive an additional $10,000 per year for each committee chaired.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Messrs. Cooper, Kappele and McKee waived their right to receive any compensation for their services as directors of the Board.

Each non-employee director receiving compensation was granted an initial pro-rated award of Common Stock equal to 50% of their respective applicable retainers for 2009, effective January 2, 2009, the first day that our shares traded on the NASDAQ Global Market.

Prior to the spin-off, our former parent also established director share ownership guidelines, which, upon recommendation of our Governance Committee, were subsequently approved and adopted by our Board in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. The guidelines set forth the manner of establishing the fixed number of shares that the directors are expected to retain, which is approximately 42,500 shares of Common Stock. Under the guidelines, as adopted by our Board, until the target ownership level has been achieved, each non-employee director of the Company who receives compensation for his or her Board service is expected to retain the entire portion of his or her annual retainer fee that is paid in Common Stock, except in connection with certain permissible use to cover tax obligations associated with the awards. Directors will not be able to defer receipt of their cash and equity compensation.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors (excluding directors who are named executive officers) in 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation ($) (f)	All Other Compensation (2) ($) (g)	Total ($) (h)
James R. Baio	60,000	83,005	—	—	—	—	143,005
Susan Fleming Cabrera	60,000	83,005	—	—	—	—	143,005
Diane M. Coffey	60,000	83,005	—	—	—	—	143,005
Barry M. Cooper	—	—	—	—	—	—	—
Timothy A. Holt	60,000	83,005	—	—	—	—	143,005
Ross F. Kappele	—	—	—	—	—	—	—
Edward M. Swan, Jr.	55,000	76,094	—	—	—	—	131,094
Mark C. Treanor	80,000	110,681	—	—	—	—	190,681

(1)	The full grant date fair value of each award of shares of Common Stock to our directors who receive compensation from the Company for their Board and committee service is set forth in the table below:

Name	Initial Equity Grant –January 2, 2009	Annual Director Grant – May 22, 2009
James R. Baio	$23,005	$60,000
Susan Fleming Cabrera	$23,005	$60,000
Diane M. Coffey	$23,005	$60,000
Timothy A. Holt	$23,005	$60,000
Edward M. Swan, Jr.	$21,094	$55,000
Mark C. Treanor	$30,681	$80,000

Additional information concerning the Company’s accounting for stock-based compensation is included in Note 15 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the 2010 Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements and schedules included in the annual report on

Form 10-K, without charge, by visiting the Company’s website at www.Virtus.com or by writing to Corporate Communications, Joe Fazzino, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 20, 2010. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.proxyvoting.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

Appendix A

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

Effective as of December 31, 2008

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

All outstanding awards under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and The Phoenix Companies, Inc. Stock Incentive Plan attributable to the Employees, as such awards have been or may be modified or equitably adjusted in connection with the spin-off, immediately prior to the effective date of the spin-off are hereby incorporated into this Plan and shall accordingly be treated as Awards under this Plan. However, each such award shall continue to be governed solely by the terms and conditions of the instrument(s) evidencing such grant or issuance, and, except as otherwise expressly provided herein or by the Committee, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such incorporated awards. For these awards, the name of the company will be changed to the Company and the shares or equivalents will be converted to or settled in Company shares or equivalents, or cash, as determined by the Committee.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b) “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c) “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan

(e) “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” means:

(i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

(i) “Change in Control” means the first occurrence of:

(i) any person (other than the Company or employee benefit plan sponsored by the Company) acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

(v) the occurrence of any other event occurs which the Board declares to be a Change in Control.

(j) “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that, (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A.

(k) “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii) if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(m) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q) “Director” means any individual who is a member of the Board of Directors.

(r) “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v) “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x) “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of more than one year.

(y) “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award Agreement)

(z) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa) “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc) “Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof or individual that may be established by the Committee for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section

162(m) of the Code shall be based on one or more of the following performance measures as specified by the Committee: (1) gross or net cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash operating income, net cash provided by operations, or cash flow in excess of cost of capital; (2) sales; (3) revenues; (4) earnings per share, stock price or stockholder return (on a gross or net basis), or any rating by a nationally recognized statistical rating organization; (5) net income; (6) return on assets (gross or net), return on investment, return on capital or return on equity (or any combination); (7) economic value created; (8) operating income, earnings before or after taxes, interest, depreciation, amortization or extraordinary or special items (or any combination), which may be determined on a per share basis (basic or diluted); (9) debt to capital ratio, or risk based capital ratio; (10) operating margin, gross margin or other financial margin; (11) assets under management, gross or net flows of assets under management, market capitalization, or net assets; (12) segment income; or (13) dividend payout. Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure. The targeted level or levels of performance with respect to Performance Goals may be established at such levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as a goal relative to performance in prior periods, or a relative comparison of entity performance to the performance of one or more third parties or other companies, a peer group or special index or other group selected for comparison, or other external measure. The Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after Awards under this Plan or other incentive compensation.

(dd) “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee) “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg) “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh) “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 55 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means service as an employee or service as a director.

(ii) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the

Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3 Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards to Employees who are not Executive Officers to one or more officers of the Company designated by the Committee from time to time.

4.4 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 1.8 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 1.8 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2 Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, including those Phoenix awards assumed by the Plan as explained in Section 1, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1(including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event-or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5 Individual Award Limitations. Subject to Section 5.4:

(a) the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b) the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c) the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $5 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and

(d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $7 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to re-price outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 Termination of Employment or Service Due to Disability or Retirement. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of Disability or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7 Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8 Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9 Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10 Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2 Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement, the Restricted Period will lapse as to a pro rated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that, in the case of an Award with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, such vesting shall be deferred until the end of the applicable performance period and such prorated portion will be determined based on that number of shares of Restricted Stock or

Restricted Stock Units, if any, that would have been earned based on the attainment or partial attainment of such Performance Goals or targets. Except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed at the date of a Participant’s termination of employment by reason of death, Disability or Retirement (or which do not become vested after such date under the preceding sentence) shall automatically be cancelled upon such Participant’s termination of employment.

8.7 Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8 Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to

Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death, Disability or Retirement, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability or Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Long-Term Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death, Disability or Retirement, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment. Unless determined otherwise by the Committee at, or, in the case of a Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of a Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1 Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money”, including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2 Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock-based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if, without the Participant’s written consent, the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service.

11.3 Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4 Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3 Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10 Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11 Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting.

INTERNET http://www.proxyvoting.com/vrts Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 70628	Fullfillment# 70638 72535

▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:
01 James R. Baio
02 Susan Fleming Cabrera
03 Hugh M.S. McKee
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Vote to approve, under Internal Revenue Code Section 162(m), the material terms of performance-based awards under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
YES
	I plan to attend the Annual Meeting		☐

Mark Here for Address Change or Comments	☐

SEE REVERSE

Signature	Signature	Date

Title (if applicable)

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Proxies executed on behalf of corporations or companies should be signed in their name by authorized officers.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/vrts

▼ FOLD AND DETACH HERE ▼

VIRTUS INVESTMENT PARTNERS, INC.
Proxy for Annual Meeting of Shareholders
May 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Carr, Nancy G. Curtiss and Michael A. Angerthal, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Virtus Investment Partners, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Virtus Investment Partners, Inc. to be held May 20, 2010 at 10:30AM Eastern Time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted as specified. If no specification is made, this proxy will be voted FOR the election of each of the nominees listed under proposal 1, FOR proposal 2, and FOR proposal 3. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k)Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Time, on Monday, May 17, 2010.

(Continued and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

		WO# 70628	Fulfillment# 70638 72535